Exhibit 99.1

NHI Announces Launch of $300 Million “At The Market” Equity Distribution Program

Company Release - 2/17/2015

MURFREESBORO, Tenn. —(BUSINESS WIRE)— National Health Investors, Inc. (NYSE:NHI) (the “Company” or “NHI”) announced today that it has established an “at the market” equity distribution program under which it may offer and sell shares of its common stock having an aggregate sales price of up to $300 million from time to time through KeyBanc Capital Markets Inc., BMO Capital Markets Corp., Goldman, Sachs & Co. and Stifel, Nicolaus & Company, Incorporated as sales agents and/or principals.

The Company intends to use the net proceeds from the equity distribution program for general corporate purposes, which may include future acquisitions and repayment of indebtedness, including borrowings under the Company’s credit facility.

The offering will be made pursuant to a prospectus supplement dated February 17, 2015 and a related prospectus dated March 18, 2014, which constitute a part of the Company’s effective shelf registration statement that was previously filed with the Securities and Exchange Commission. A copy of the prospectus supplement and the prospectus relating to the offering can be obtained from KeyBanc Capital Markets Inc., Attention: Prospectus Delivery Department, 127 Public Square, 4th Floor, Cleveland, Ohio 44114, or by calling (800) 859-1783; BMO Capital Markets Corp., Attention: Prospectus Department, 3 Times Square, 27th Floor, New York, New York 10036, or by e-mailing bmoprospectus@bmo.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, by calling (866) 471-2526, by facsimile (212) 902-9316 or by e-mailing prospectus-ny@ny.email.gs.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, or by e-mailing syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

About National Health Investors

Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of real estate investments in independent, assisted and memory care communities, entrance-fee communities, senior living campuses, skilled nursing facilities, specialty hospitals and medical office buildings.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that forward-looking statements involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the year ended December 31, 2014.

National Health Investors, Inc.

Roger R. Hopkins, 615-890-9100

Chief Accounting Officer

Source: National Health Investors, Inc.